INNOGY ANNOUNCES RESULTS OF CONSENT SOLICITATION VIA CITI / NatWest Markets

On 15 November 2016, innogy Finance B.V. (“Issuer 1”) and innogy Finance II B.V. (“Issuer 2”) announced invitations to holders of their outstanding Notes (listed below), each guaranteed by RWE Aktiengesellschaft (the “Existing Guarantor” or “RWE AG”), issued under the EUR 30,000,000,000 Debt Issuance Programme of the Existing Guarantor and Issuer 1, to consent to, (i) with respect to the 2018 Notes, the 2019 Notes, the April 2021 Notes, the August 2021 Note, the 2022 Notes, the 2023 Notes, the 2030 Notes, the 2033 Notes and the 2039 (the “Pre-Act Notes”), the modification of the Conditions, such that the German Act on Debt Securities (Gesetz über Schuldverschreibungen aus Gesamtemissionen – SchVG) becomes applicable to the Conditions (the “General Opt-In”) and to the relevant Existing Guarantees (the “Guarantee Opt-In”) and, (ii) with respect to all Notes, a replacement of the Existing Guarantor with innogy SE as new guarantor (the “New Guarantor” or “innogy SE”) (such invitations to a Vote Without Meeting a “Consent Solicitation” and collectively the “Consent Solicitations”).

Following the Votes Without Meeting (Abstimmungen ohne Versammlung) held from 0.00 (CET) on December 7, 2016 until 23.59 (CET) on December 12, 2016, notice is given to the holders of each of Notes below of the results of the relevant Vote without Meeting.

ISSUER / ISIN / NOTES / RESULT

innogy Finance B.V. / XS0172851650 / EUR 980mn 5.125% Notes due July 23, 2018 (the “2018 Notes”) / Passed
innogy Finance B.V. / XS0399647675 / EUR 1bn 6.625% Notes due January 31, 2019 (the “2019 Notes”) / Passed
innogy Finance B.V. / XS0878010718 / EUR 750mn 1.875% Notes due January 30, 2020 (the “2020 Notes”) / Quorum not met / adjourned Noteholder Meeting to be held innogy Finance B.V. / XS0127992336 / GBP 570mn 6.500% Notes due April 20, 2021 (the “April 2021 Notes”) / Passed
innogy Finance B.V. / XS0412842857 / EUR 1bn 6.500% Notes due August 10, 2021 (the “August 2021 Notes”) / Passed
innogy Finance B.V. / XS0437307464 / GBP 500mn 5.500% Notes due July 6, 2022 (the “2022 Notes”) / Passed
innogy Finance B.V. / XS0170732738 / GBP 487.5mn 5.625% Notes due December 6, 2023 (the “2023 Notes”) / Passed
innogy Finance B.V. / XS0982019126 / EUR 800mn 3.000% Notes due January 17, 2024 (the “2024 Notes”) / Passed
innogy Finance B.V. / XS0147048762 / GBP 760mn 6.250% Notes due June 3, 2030 (the “2030 Notes”) / Passed
innogy Finance B.V. / XS0735770637 / GBP 600mn 4.750% Notes due January 31, 2034 (the “2034 Notes”) / Passed
innogy Finance B.V. / XS0437306904 / GBP 1bn 6.125% Notes due July 6, 2039 (the “2039 Notes”) / Passed
innogy Finance II B.V. / XS0162513211 / EUR 600mn 5.750% Notes due February 14, 2033 (the “2033 Notes”) / Passed

In relation to the Notes other than the 2020 Notes, the Extraordinary Resolutions will be implemented upon the expiration of the contestation period under the German Act on Debt Securities and the absence of any outstanding contestation proceeding with respect to that Extraordinary Resolution at such time, or if a contestation claim has been filed by a Noteholder, after the settlement of the contestation claim. Upon implementation of the Extraordinary Resolutions, the change of guarantor will become effective. The Issuer will make a further announcement at such time.

In relation to the 2020 Notes, innogy Finance B.V. will hold an adjourned Noteholder Meeting. For this purpose, innogy Finance B.V. will publish a separate invitation as soon as reasonably practicable. At such Noteholder Meeting, the Proposed Amendments in relation to the 2020 Notes will be proposed again to Noteholders. Reduced requirements as to the quorum apply, i.e. the quorum is reached if the votes cast by Noteholders (including abstainers) represent at least 25% of the aggregate principal amount of the 2020 Notes then outstanding. To be passed at such Noteholder Meeting, an Extraordinary Resolution requires a majority in favour of at least 75% of the votes validly cast. Noteholders who have participated in the Vote Without Meeting in relation to the 2020 Notes by way of voting through the Tabulation and Voting Agent do not need to submit new Voting Instructions and/or Consent Instructions in order to participate in the Noteholder Meeting. Their Voting Instructions and/or Consent Instructions relating to the Vote Without Meeting remain valid for the Noteholder Meeting unless they are validly revoked as set out in the Consent Solicitation Memorandum.

Indicative Timeline for Notes with passed Extraordinary Resolutions:

End of Statutory Contestation Period:  One month after the results of the Votes Without Meeting have been announced
Announcement of Implementation of Extraordinary Resolutions: As soon as reasonably practicably after the resolutions have been implemented

Solicitation Agents

Citigroup (+44 207 986 8969, liabilitymanagement.europe@citi.com);
NatWest Markets (+44 20 7085 6124, liabilitymanagement@rbs.com)

Tabulation and Voting Agent

Lucid (+44 207 704 0880, innogy@lucid-is.com)
Voting Platform: www.lucid-is.com/innogy

This Consent Solicitation and this announcement is made with regard to the securities of a foreign company in reliance on the exemption afforded under Rule 802 of the U.S. Securities Act of 1933, as amended. The offer of the New Guarantee (as defined in the Consent Solicitation Memorandum) is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the Consent Solicitation Memorandum, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies. It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the New Guarantor is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.